Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2011 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.101740 per unit, payable on December 14, 2011, to unit holders of record on November 30, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month as the result of a temporary interruption of down-line gas transportation on the Waddell Ranch gas plant. Actual production of both oil and gas and pricing of both oil and gas declined from the previous month as a result of natural decline. This would primarily reflect production for the month of September. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. On September 19, ConocoPhillips informed the Trustee that it would withhold proceeds of $4,068,067.15 from the Waddell Ranch Properties on the theory that it is recouping the claimed overpayment in part through deduction of the distribution that was payable to unitholders on October 17, 2011. On October 20, 2011, ConocoPhillips informed the Trustee that it would withhold additional proceeds of $474,480 from that month’s distribution, bringing the total to $4,542,547 withheld from the two monthly distributions. ConocoPhillips indicated that this would be the total amount recouped for the claimed overpayment. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 44,494 bbls and 147,479 Mcf. The average price for oil was $83.14 per bbl and for gas was $8.32 per Mcf. Capital expenditures were approximately $1,113,580. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month*	44,494	147,479	$83.14	$8.32	**
Prior Month	50,435	157,898	$83.48	$8.44	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085